Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

MPT OF HOBOKEN REAL ESTATE, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of MPT OF HOBOKEN REAL ESTATE, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 2nd day of March 2, 2011, by and between the Company and MPT OF HOBOKEN HOSPITAL, LLC, a Delaware limited liability company (the “MPT Member”).

R E C I T A L S:

WHEREAS, the Company is in the process of negotiating a Purchase and Sale Agreement to be entered into by and among the Company and certain of its Affiliates, on the one hand, and HUMC and certain of its Affiliates, on the other hand (as modified, amended or restated from time to time, the “Purchase Agreement”), pursuant to which the Company shall have the right to acquire and lease certain real property and improvements located in the City of Hoboken, Hudson County, New Jersey (collectively, the “Real Property”)

WHEREAS, the MPT Member has organized the Company as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same maybe amended from time to time, and has filed a Certificate of Formation for the Company (the “Certificate”) for the purposes of acquiring and leasing the Real Property pursuant to the terms and conditions of the Purchase Agreement;

WHEREAS, contemporaneously with the closing of the Company’s purchase of the Real Property, the Company will lease the Real Property to its Affiliate, MPT of Hoboken TRS, LLC, a Delaware limited liability company (the “MPT Lessor”), and the MPT Lessor and HUMC Opco, LLC, a Delaware limited liability company (the “Lessee”), will enter into a sublease pursuant to which MPT Lessor will lease the Real Property to the Lessee (as modified, amended or restated from time to time, the “Lease”);

WHEREAS, contemporaneously with the closing of the Company’s purchase of the Real Property, the MPT Lessor will make a working capital loan (the “Working Capital Loan”) to the Lessee in an amount up to Twenty Million and No/100 Dollars ($20,000,000.00), to be evidenced by a Promissory Note in form and substance mutually satisfactory to the Lessee and MPT Lessor (as modified, amended or restated from time to time, the “Working Capital Note”), and secured as provided therein;

WHEREAS, the parties contemplate that MPT Lessor will become an equity owner of the Lessee, but due to regulatory considerations, the MPT Lessor and the Lessee initially desire that, in exchange for certain advances from the MPT Lessor requested by the Lessee (the “Convertible Loan”), the Lessee shall issue to MPT Lessor contemporaneously with the closing of the Company’s purchase of the Real Property a convertible debt instrument in form and substance mutually satisfactory to the Lessee and MPT Lessor (as modified, amended or restated from time to time, the “Convertible Note”);

WHEREAS, contemporaneously with any conversion, in whole or in part, by the MPT Lessor of the Convertible Loan to any equity interest in the Lessee (the “Conversion”), the MPT Lessor, the Lessee and its other members shall enter into a Limited Liability Company Agreement substantially in the form attached to the Purchase Agreement (as modified, amended or restated from time to time, the “Operator LLC Agreement”);

WHEREAS, as security for the Lessee’s obligations under the Lease, the Working Capital Note, and the Convertible Note, HUMC Holdco, LLC, a New Jersey limited liability company (“HUMC Holdco”), shall enter into a guaranty agreement as described and in the form attached to the Purchase Agreement (as modified, amended or restated from time to time, the “HUMC Holdco Guaranty”);

WHEREAS, on February 4, 2011, certain Affiliates of the parties closed a sale-leaseback financing involving that certain two hundred seventy-eight (278) licensed bed acute care hospital commonly known as “Bayonne Medical Center” located in the City of Bayonne, Hudson County, New Jersey, and, in connection therewith, such Affiliates incurred obligations under that certain Lease Agreement (as modified, amended or restated from time to time, the “Bayonne Lease”) dated February 4, 2011, by and between MPT of Bayonne, LLC, a Delaware limited liability company, and IJKG Opco, LLC, a New Jersey limited liability company, and other related documents (collectively, the “Bayonne Obligations”);

WHEREAS, in connection with the closing of the Company’s purchase of the Real Property, the Lessee and HUMC Holdco shall also provide credit enhancements to the Bayonne Obligations in the form of (i) cross defaulting the Lease to the Bayonne Lease (but not vice versa), (ii) providing collateral to support the Bayonne Obligations pursuant to the Security Agreement and the Assignment of Rents and Leases (each as defined in the Purchase Agreement), and (iii) entering into a guaranty agreement in the form described in and attached to the Purchase Agreement (as modified, amended or restated from time to time, the “Operator Guaranty”), guaranteeing the Bayonne Obligations in the manner provided therein;

WHEREAS, the Purchase Agreement requires that the MPT Member and HUMC Propco, LLC, a New Jersey limited liability company (“HUMC”), enter into an Option Agreement (as modified, amended or restated from time to time, the “Option Agreement”), pursuant to which the MPT Member will grant to HUMC the right to purchase up to a thirty percent (30.0%) Percentage Interest as a Member in the Company; and

WHEREAS, the MPT Member has entered into this Limited Liability Company Agreement (the “Agreement”) to regulate and establish the affairs of the Company, the conduct of its business, and the relations of its present and potential future Members.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement set forth herein, the Members, intending to be legally bound, hereby agree as follows:

1. CERTAIN DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings indicated in Exhibit A to this Agreement.

2. CAPITALIZATION OF THE COMPANY.

(a) Initial Capital Contributions. Contemporaneously with the execution of this Agreement, the MPT Member has made the capital contribution as indicated on Exhibit B attached hereto. In exchange for such capital contribution, Member has received a one hundred percent (100%) Percentage Interest in the Company.

(b) Additional Contributions. No Member shall be permitted or required to make any additional Capital Contributions except as expressly required or permitted pursuant to this Agreement and the Option Agreement.

(c) No Return of Capital. No Member shall have the right to withdraw or be repaid any of his or its Capital Contributions, except as expressly set forth in this Agreement. No interest shall accrue on the Capital Contributions of the Members, except as expressly set forth herein or as otherwise approved by the Manager,

(d) Nature of Obligations. No creditors of the Company or other third parties shall have any rights, as third party beneficiaries or otherwise, to compel any Capital Contributions. The Company may not assign the obligation of the Members to make additional Capital Contributions under this Section of this Agreement to any creditor or other third party.

(e) Company Property. Any property acquired as of or after the date hereof by the Company by lease, purchase or otherwise, shall be acquired and held in the name of the Company and conveyed only in accordance with this Agreement. A Member has no interest in specific assets of the Company except as may be expressly provided in any written agreement in effect from time to time.

3. MANAGEMENT OF THE COMPANY.

(a) Management by Manager. Pursuant to the Certificate, management of the Company is vested in the Manager. The Manager of the Company shall be the MPT Member. Except as limited or restricted by the Act or this Agreement, the Manager shall have the full, complete and exclusive right, power and authority to manage and control the business and affairs of the Company, to authorize any act or transaction on behalf of the Company and shall make all decisions affecting the business and assets of the Company. The Manager is an agent of the Company for the purpose of its business or affairs, and the act of the Manager, including, without limitation, the execution in the name of the Company of any instrument, for apparently carrying on in the usual way the business or affairs of the Company, shall bind the Company. Without limiting the generality of the preceding sentences, the Manager shall have the following powers and authority for and on behalf of the Company:

(i) to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the Manager determines are necessary or appropriate in the business of the Company;

(ii) to construct buildings and make other improvements on the properties owned or leased by the Company;

(iii) to authorize, issue, sell, redeem or otherwise purchase any Membership Interests or any securities (including secured and unsecured debt obligations of the Company, debt obligations of the Company convertible into any class or series of Membership Interests, or options, rights, warrants or appreciation rights relating to any Membership Interests) of the Company;

(iv) to borrow or lend money for the Company, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Company’s assets;

(v) to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Company to third parties or to the Manager or its Affiliates;

(vi) to guarantee or become a co-maker of indebtedness of any Subsidiary of the Manager, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Company’s assets;

(vii) to use assets of the Company (including, without limitation, cash on hand) for any purpose consistent with this Agreement;

(viii) to lease all or any portion of any of the Company’s assets, whether or not the terms of such leases extend beyond the termination date of the Company and whether or not any portion of the Company’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the Manager may determine;

(ix) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Company, on such terms and in such manner as the Manager may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Members, the Company or the Company’s assets;

(x) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company’s assets or any other aspect of the Company’s business;

(xi) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Company, for the conservation of Company assets, or for any other purpose convenient or beneficial to the Company, in such amounts and such types, as it shall determine from time to time;

(xii) to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiii) to establish one or more divisions of the Company, to hire and dismiss employees of the Company or any division of the Company, to appoint and delegate authority to officers of the Company and to retain legal counsel, accountants, consultants, real estate brokers, property managers and such other persons as the Manager may deem necessary or appropriate in connection with the Company’s business and to pay therefor such reasonable remuneration as the Manager may deem reasonable and proper;

(xiv) to retain other services of any kind or nature in connection with the Company business, and to pay therefor such remuneration as the Manager may deem reasonable and proper;

(xv) to negotiate and conclude agreements on behalf of the Company with respect to any of the rights, powers and authority conferred upon the Manager;

(xvi) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Company;

(xvii) to distribute Company cash or other Company assets in accordance with this Agreement;

(xviii) to form or acquire an interest in, and contribute property to, any further limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xix) to establish Company reserves for working capital, capital expenditures, contingent liabilities or any other valid Company purpose;

(xx) to change the name of the Company from time to time to any name permitted under the Act;

(xxi) to change the registered office or registered agent, or both, of the Company, and to file such reports as may be necessary or appropriate under the Act in connection with any such changes; and

(xxii) to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation, the exercise of any powers of the Company set forth in the Act or in the Certificate which are not inconsistent with the provisions of this Agreement.

Except as otherwise provided herein, each of the Members agrees that the Manager is authorized to execute, deliver and perform the agreements and take the actions described and/or referenced in Section 3(a) on behalf of the Company without any further act, approval or vote of the Members, notwithstanding any other provision of this Agreement, the Act or any applicable law. The execution, delivery and performance by the Manager of the above mentioned agreements and transactions shall not constitute a breach of any duty under this Agreement or implied in law or equity.

Whenever in this Agreement the Manager is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interest and factors as it desires, including without limitation, its own interests, and shall not be required to consider or take into account the interests of any other Member, including HUMC or its Affiliates after its admission pursuant to the Option Agreement, except to the extent that such interests of HUMC or its Affiliates relate exclusively to their direct or indirect ownership interest in the Real Property. Notwithstanding the foregoing, it is hereby understood and agreed that (i) the Manager shall not be obligated to consider the interest of

HUMC or its Affiliates in the Lessee or the relationship of the Lessee, HUMC Holdco and their respective Affiliates with the MPT Member, the MPT Lessor and their respective Affiliates under the MPT Documents, and (ii) in the event of any sale of substantially all of the Company’s assets, any merger or consolidation involving the Company, any Disposition of the Membership Interests to any Third Party Purchaser, or any other similar transaction, the Manager shall be deemed to have appropriately considered the interests of HUMC and its Affiliates as required hereunder if HUMC shall (A) receive its proportional share of any consideration received by the Members in connection with such Disposition or other similar transaction and (B) be obligated only to incur liabilities, costs and expenses proportional to those incurred by the other Members. Additionally, the Members hereby acknowledge and consent to the existence of the MPT Documents, the liabilities, indebtedness and liens created thereunder and, notwithstanding any provision or limitation in this Agreement to the contrary, the rights of the MPT Member, the MPT Lessor and their respective Affiliates thereunder, respectively and collectively, to pursue their remedies and recover damages and expenses as provided in the MPT Documents.

(b) Administrative Certifications. The Manager shall be authorized to execute and deliver such certifications as he or it may determine to be necessary or appropriate concerning the status and identity of the Members, the continued existence of the Company, and the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Company, the Manager or the Members that are related in any way to the business and affairs of the Company, including, without limitation, compliance with any provisions of this Agreement, the granting or refusal of any approvals or consents required hereunder, and the identity of the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company. Any Person dealing with the Company or the Manager may rely upon any such certificate executed by the Manager, unless such Person has actual knowledge that the same is inaccurate or incomplete in a material respect, without the necessity of further inquiry.

(c) Resignation or Removal of the Manager. The Manager may resign as such as of the end of any calendar quarter upon thirty (30) days notice to the Members. The Manager may only be removed by the MPT Member, If there is a vacancy in the position of the Manager, the successor Manager shall be appointed by the MPT Member.

(d) Compensation of the Manager. The Manager shall receive no compensation, but shall be compensated for any administrative expenses it pays on behalf of the Company.

(e) Durable Power of Attorney. Each Member, by execution of this Agreement, designates and appoints the Manager (with the power to substitute his or its successor) as the true and lawful attorney-in-fact of such Member for the purpose of executing, acknowledging and delivering any and all instruments and documents which may be necessary or appropriate for the proper exercise of any of the rights and powers conferred upon the Manager under the Certificate and this Agreement, including, but not limited to, any and all instruments and documents which the Manager is authorized to execute under this Agreement which might appropriately be executed by one or more of the Members, as Members, pursuant to the Act. Such powers of attorney shall be exercisable only in furtherance of the provisions of this Agreement, and not in contravention thereof. Each such power of attorney is irrevocable, is coupled with an interest, shall not be affected by the disability, incompetency, incapacity, death, insolvency, bankruptcy or dissolution of any Member, shall be binding on all Members, their successors and assigns, and may be exercised by the Manager of the Company from time to time.

(f) Decisions Reserved to Members; Additional Members. Except as set forth in this Agreement, no other Member shall participate in the management or control of Company business, and in no event shall any Member other than the MPT Member transact any business for the Company or have the power to sign for or bind the Company, such powers being vested solely and exclusively in the Manager. Notwithstanding any other provision to the contrary in this Agreement, no Member other than the MPT Member shall have any Governance Rights or other rights to vote with respect to any decisions reserved to the Members except that the unanimous approval of all Members (including the MPT Member) shall be required for the Company’s issuance of Membership Interests to additional Members, in which event the Company may receive in payment thereof, in whole or in part, cash, services actually performed, real or personal property (tangible or intangible), or a promissory note or other binding obligation to pay cash, convey property or render services. A party may become an additional Member only if such party agrees in writing to be bound by the terms of this Agreement.

(g) Deemed Consents. If the Manager gives notice to any Member concerning any matter required to be submitted for such Member’s consent or approval under the Act, the Certificate or this Agreement, together with the Manager’s recommendation as to such matter, each such Member whose consent or approval so required and who fails or refuses to register an objection thereto, through the delivery of notice to the Manager within thirty (30) days after receipt thereof, shall be conclusively presumed to have consented to and approved the recommendation of the Manager as to that matter as set forth in any such notice.

(h) Transactions with Members and Affiliates. The Manager shall have the right to contract, enter into a lease, and otherwise deal with the Members or Affiliates, including, without limitation, the lending of money to, or the guarantee of indebtedness or extension of credit for or on behalf of the Company, provided that any such loan, contract, arrangement or understanding shall be on terms and conditions and shall provide such compensation which are at least as favorable to the Company as are customarily found in arms-length transactions between unrelated parties engaged in similar transactions.

(i) Suspension of Governance Rights. All Governance Rights of a Defaulting Member shall be suspended until such time as such Defaulting Member is in full compliance with all terms and provisions of this Agreement. During the period of any such suspension, all approvals, consents and decisions which may be considered made or rejected by the Members with respect to a particular matter shall be considered made or rejected by the Members with respect to such matter, exclusive of the Defaulting Member. Notwithstanding the foregoing, nothing herein shall be construed to grant any Governance Rights to any Member other than those otherwise expressly set forth in this Agreement.

(j) Waiver by the Company and the Members. The Company and the Members hereby, individually and collectively, (i) waive any rights or claims which the Company and the Members may have at any time, now or in the future, against the Manager or the MPT Member arising from or related to any actual or perceived breach of the fiduciary duties of loyalty, care or any other fiduciary obligation or duty that the Manager or the MPT Member might have otherwise owed at law, in equity or otherwise, in connection with any action permitted to be taken by the Manager or the MPT Member hereunder; and (ii) acknowledge and agree that the Manager and the MPT Member shall not be limited by such fiduciary duties or be required to take such duties into account in any manner in connection with any action permitted to be taken by the Manager or the MPT Member hereunder. Any amendment, modification or repeal of this Section 3(j) or any provision hereof shall be prospective only and shall not in any way affect the waivers or rights of the Manager and the MPT Member under this Section 3(j) as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

4. TAX, ACCOUNTING AND FINANCIAL MATTERS.

(a) Partnership Status. For so long as the Company has only one Member, the Company shall be treated as a disregarded entity for federal and state income tax purposes. At such time as the Company shall have more then one Member, the Members intend that the Company shall be taxed as a partnership for federal and state income tax purposes, and not as an association taxable as a corporation.

(b) Capital Accounts. A separate Capital Account shall be established for each Member. None of the Members shall be obligated to the Company, to the other Members, or to any other party, to restore any deficit balances which at any time may exist in their respective Capital Accounts.

(c) Reserves and Distributions of Funds. The Manager may establish, set aside, expend and replenish such reasonable reserves as it shall determine to be necessary or appropriate for working capital and other anticipated costs and expenses of the Company’s business. Funds which the Manager, in its sole discretion, decides to distribute (other than liquidating distributions, which shall be distributed in accordance with Section 10(c) hereof) shall be distributed to the Members in accordance with their Percentage Interests at such times and in such manner as the Manager shall determine; provided, however, that the Company shall, prior to the due date of the Member’s (or the Members’ stockholders or other constituents) federal and state income tax payments for each calendar quarter, cause the Company to distribute, at a minimum, cash in an amount sufficient for each Member (or each Member’s stockholders or other constituents) to pay federal and state income taxes attributable to such Member’s share of the Company’s net taxable earnings for such calendar quarter, which amount shall equal the product of:

(i) the portion of the Company’s net taxable earnings for such calendar quarter which is attributable to such Member under this Agreement; and

(ii) the sum of the highest federal income tax rate and the highest applicable state income tax rate in effect for any Member at the time of such distribution.

The Manager shall calculate the amount of any such distribution in any reasonable manner, taking into account any other factors the Manager, in consultation with the Company’s tax advisors, may identify, including, without limitation, prior losses, the deductibility of federal taxes for state tax purposes, the deductibility of state taxes for federal income tax purposes, and the effect of reduced rates for capital gain transactions. No distribution for payment of taxes shall be made on account of any gain specially allocated to a Member under Section 704(c) of the Code (dealing with the contribution of appreciated property, or “built-in gain” property to the Company).

(d) Preparation of Tax Returns. The Company shall arrange, at its expense, for the timely filing of all necessary tax returns for the Company and for the preparation and distribution of such tax information as may be reasonably required by the Members for federal, state and local income tax reporting purposes.

(e) Allocation of Profits and Losses.

(i) Profits. Except as may be otherwise required by the Code or Regulations, Profits shall, for each taxable year of the Company, be allocated and apportioned among the Members in the following order and amounts:

(1) first, to and among the Members in amounts equal to the excess, if any, of (A) the cumulative Losses allocated to the Members pursuant to Section 4(e)(ii)(3) hereof for all prior taxable years of the Company, over (B) the cumulative Profits allocated to the Members pursuant to this Section 4(e)(i)(1) for all prior taxable years of the Company; and

(2) the balance and remainder, if any, to and among the Members in accordance with their Percentage Interests in the Company as of the first day of the taxable year of the Company.

(ii) Losses. Except as may be otherwise required by the Code or Regulations, Losses shall, for each taxable year of the Company, be allocated and apportioned among the Members as follows:

(1) to and among the Members in accordance with their Percentage Interests in the Company as of the first day of such taxable year;

(2) provided, however, that Losses shall not be allocated to any Member pursuant to Section 4(e)(ii)(1) for any taxable year of the Company to the extent that such allocation would cause any Member to have an Adjusted Capital Account Deficit in such Member’s Capital Account at the end of such taxable year;

(3) in the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4(e)(ii)(1) the limitation set forth in Section 4(e)(ii)(2) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member; and

(4) provided further, however, that the limitation set forth in Section 4(e)(ii)(2) shall cease to apply at the point at which all Members’ Capital Accounts (adjusted in accordance with this subsection) have been reduced to zero, and any further Losses shall be allocated in accordance with Section 4(e)(ii)(1).

(iii) Changes in Percentage Interest. Notwithstanding any other provision of this subsection, if the Percentage Interest held by any Member changes during a taxable year of the Company, or if any new Member is admitted during any such taxable year, the Profits and Losses otherwise to be allocated and apportioned hereunder for each month of such taxable year shall be allocated among the Members in accordance with each Member’s Percentage Interest in the Company as of the first day of each such month, and each Member’s share of the Profits and Losses for such taxable year shall be equal to the sum of his share of the Profits and Losses for each month during the taxable year.

(iv) Special Allocation and Distribution. In the event that HUMC becomes a Member pursuant to the Option Agreement, HUMC will be specially allocated annually, prior to any allocations of Profit or Loss under paragraphs (ii), (ii) and (iii) of this Section 4(e), an amount of Company income equal to HUMC’s Percentage Interest multiplied by the annual difference between the rent paid by HUMC Opco, LLC to MPT of Hoboken TRS, LLC pursuant to the Lease (including any Parking Rent or other amounts paid pursuant to the Parking Lease, as such terms are defined in the Lease) and the rent paid by MPT of Hoboken TRS, LLC to the Company for the same period pursuant to that certain Master Lease Agreement to be entered into between them (including any Parking Rent or other amounts paid pursuant to the Parking Lease). The amount of such allocation will be calculated on a calendar year basis and pro-rated for any calendar year in which HUMC is a Member for less than a full year. In addition to any other cash distributions, HUMC will be distributed cash equal to such allocation by March 15th of the following calendar year.

(f) Additional Tax Provisions. Notwithstanding Section 4(e), the following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 4, if there is a net decrease in Minimum Gain (as defined in §1.704-2(b)(2) of the Regulations) during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary subsequent years) in an amount equal to such Member’s share of the net decrease in minimum gain, determined in accordance with Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with §1.704-2(f)(6) and §1.704-2(j)(2) of the Regulations. This Section 4(f)(i) is intended to comply with the minimum gain chargeback requirement in §1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in §1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 4(f), if there is a net decrease in minimum gain attributable to a Member nonrecourse debt (as defined in §1.704-2(b)(4) of the Regulations) during any fiscal year, each Member who has a share of the Member nonrecourse debt minimum gain attributable to such Member nonrecourse debt, determined in accordance with §1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year, (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member nonrecourse debt minimum gain attributable to such Member nonrecourse debt, determined in accordance with Regulations §1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with §1.704-2(i)(4) and §1.704-2(j)(2) of the Regulations. This Section 4(f)(ii) is intended to comply with the minimum gain chargeback requirement in §1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in §1.704-1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5) or §1.704-l(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit balance in such Member’s Capital Account (adjusted as required by the Regulations) of such Member as quickly as possible, provided that an allocation pursuant to this Section 4(f)(iii) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4(f)(iii) were not in the Agreement.

(iv) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the second to last sentences of §1.704-2(g)(l) and §1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4(f)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4 have been made as if Section 4(f)(iii) and Section 4(f)(iv) were not in the Agreement.

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions (as defined in §1.704-2(i)(2) and §1.704-2(i)(2) of the Regulations) for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such Member nonrecourse deductions are attributable in accordance with Regulations §1.704-2(i)(l).

(vi) Nonrecourse Deductions. Nonrecourse Deductions (as defined in §1.704-2(b)(l) and §1.704-2(c) of the Regulations) for any fiscal year shall be specially allocated among the Members in proportion to their Percentage Interests.

(vii) Capital Account Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-l(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member in accordance with their interests in the Company in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Member to whom such distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(g) Curative Allocations. The allocations set forth in Section 4(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4(g). Therefore, notwithstanding any other provision of this Section 4 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of the Company income, gain, loss or deduction in whatever manner he determines appropriate so that, after such offsetting allocations were made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4(e).

(h) Section 704(c) Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subsection (i) of the definition of “Gross Asset Value.”

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Manager in any manner permitted under the Code and Regulations. Allocations pursuant to this Section 4(h) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

(i) Books of Account. The Company’s books of account and all other records required by the Act shall be kept at the registered office maintained for the Company under the Act. Each transaction of the Company shall be fully and accurately entered on the Company’s books in a manner conforming to the methods and practices used by the Company for federal income tax purposes. All the books and records of the Company shall be open to inspection by any Member, and by the designated agents of the Members, and shall be available for copying, at such Member’s expense, at any time during normal business hours.

(j) Banking and Investments. Funds of the Company may be deposited in such checking accounts or savings accounts, or invested in certificates of deposit, money market funds, mutual funds, or other securities, with such institutions and on such terms as the Manager shall designate. Checks or withdrawals from any such accounts, or the liquidation of any such investments or securities, may be made for any proper Company purpose, upon such signatures and other instructions as the Manager may designate.

5. TRANSFER OF MEMBERSHIP INTERESTS.

(a) General Restrictions. No Member other than the MPT Member or its successor shall transfer, sell, assign, encumber or in any way alienate or dispose of all or any portion of his or its Membership Interest, Governance Rights or Financial Rights whether voluntarily, by operation of law (including, without limitation, any intervivos conveyance, testamentary disposition, transfer by intestate succession, or pursuant to a divorce decree or settlement) or otherwise (any such transfer, sale, assignment, encumbrance, alienation or other conveyance of a Membership Interest, Governance Rights or Financial Rights being hereinafter referred to as a “Disposition”), except where the same is expressly required or permitted under this Agreement or upon the prior written consent of the Manager which consent may be granted or withheld in the sole and absolute discretion of the Manager. The MPT Member is hereby authorized to make Dispositions of its Membership Interest, Governance Rights and/or Financial Rights at any time and from time to time, without the consent of the Manager or any other Member. Any purported Disposition in breach of this Section 5(a) shall be void and ineffectual and shall not operate to transfer any Membership Interest, Governance Rights or Financial Rights or other claims against or benefits respecting the Company to the purported assignee or recipient, and shall not relieve the Member attempting to make such Disposition from any liability under this Agreement. The Manager may require as a condition to any Disposition to which it consents, that the transferor assume all costs incurred by the Company in connection with such Disposition.

(b) Restrictions on Dispositions. Any Disposition of a Membership Interest to an assignee (the “Assignee”) which is otherwise permitted hereunder shall be conditioned upon the following: (i) such Disposition must comply with all federal and applicable state securities and blue sky laws; (ii) any such Assignee must sign a counterpart hereto agreeing to be bound by all the terms and provisions of this Agreement; and (iii) with respect to any Assignee which is a trustee, such Disposition shall only be permitted under this Section if, in the opinion of Company’s counsel, after review of all applicable trust documents, the trustee is authorized to hold the transferred Membership Interest and to comply with all provisions of this Agreement. Notwithstanding any contrary provision contained in this Section, the failure of the Company to require the execution of a counterpart to this Agreement by an Assignee shall not operate as a waiver or diminution of the restrictions or obligations imposed hereby on such Assignee or the Membership Interest transferred thereto. Upon a transfer of a Membership Interest to an Assignee and such Assignee’s compliance with all provisions of this subsection, such Assignee shall become a party to this Agreement and shall be bound by all of the provisions hereof and shall have all of the rights of such Membership Interest (including Financial Rights and Governance Rights).

(c) Company Restrictions. Even though otherwise required or permitted under the terms of this Agreement, no Disposition shall be made or effective in violation of the terms and provisions of any mortgages, covenants or other instruments affecting the Company or the Members and approved by the Manager pursuant to this Agreement.

(d) Transfers Among Members. Notwithstanding the general restrictions contained in Section 5(a) hereof, the Members may make a Disposition of all or any portion of such Member’s Membership Interest to another Member.

(e) Dissolution, Incompetency, Insolvency or Bankruptcy of a Member. Subject to the provisions of Section 8 of this Agreement, a person shall cease to be a Member only upon the occurrence of the events specified in Section 10 hereof. In the event of the dissolution, insolvency or bankruptcy of a Member, such Member’s legal representative shall have no management rights, but shall have only the Financial Rights attributable to such Member’s Membership Interest and may transfer such Membership Interest only pursuant to this Agreement.

(f) Effect of Agreement. The rights of any Person acquiring a Membership Interest shall be subject in all respects to the terms and provisions of the Certificate and this Agreement.

(g) Allocation of Assigned Interest. The rights of an Assignee against his or its transferor with respect to the proceeds of any sale of the transferor’s Membership Interest, and with respect to any interest in the Company which the Assignor may acquire after the date of assignment by virtue of any provision of the Act, the Certificate or this Agreement, shall be as set forth in any written agreement with respect thereto between the transferor and the Assignee. The Company and the Members shall have no obligation to inquire into any such agreements between an Assignee and such Assignee’s transferor, and may rely upon the books and records of the Company.

6. REQUIRED PARTICIPATION IN CERTAIN TRANSACTIONS.

(a) Offer to Purchase Membership Interests or the Company’s Assets. If, during the term of this Agreement, the Company or any Member shall receive written evidence of a bona fide offer (whether in the form of a binding or non-binding letter of intent, term sheet, proposal or otherwise outlining the proposed terms of a bona fide offer) which bona fide offer the Company or Member wishes to pursue, from any Person which is not a party hereto or an Affiliate of a party hereto, pursuant to which such Person offers or proposes to:

(i) purchase all or substantially all of the Company’s assets (whether in a single transaction or in series of related transactions);

(ii) purchase One Hundred Percent (100%) of the issued and outstanding Membership Interests; or

(iii) enter into a merger, consolidation, conversion, reorganization or similar transaction with the Company;

in a transaction whose terms and conditions are, except for differences which reflect the Members’ respective Capital Account balances, identical as to each Member and each Membership Interest and as a result of which each Member, or the Company in a sale of all or substantially all of the Company’s assets, would receive cash, cash equivalents or securities which either are or are convertible into securities of a class that is publicly held and publicly traded on an established national market or exchange and the transaction would not, if consummated, subject any Member to indemnification obligations which were not (A) several, (B) separate, (C) pro rata (based on the consideration received by each Member relative to the total consideration to be received by all of the Members), and (D) in excess of the total consideration received by such Member (provided that any Member may, at his or its option waive the application of anyone or more of the foregoing conditions as to himself or itself), and the Manager wishes to accept such offer and consummate the transaction(s) contemplated thereby, then, the provisions of this Section 6 shall apply.

(b) Acceptance of Offer. In the event that the Manager elects to accept any such bona fide offer or proposal described in Section 6(a) hereof (an “Accepted Offer”), the Manager shall deliver written notice of such election along with documentation which sets forth in reasonable detail the general terms and conditions of the bona fide offer or proposal as of the date of such notice (the “Acceptance Notice”) to those members with rights to approve such offer or proposal, and only those Members, not less than fifteen (15) days prior to the closing date of the transaction contemplated by such offer or proposal. In connection with such transaction, each Member shall, at such time as it is appropriate and, as applicable, (i) provide a written consent with respect to his or its Membership Interest in favor of such sale of the assets and any subsequent liquidation of the Company; (ii) provide a written consent with respect to his or its Membership Interest (and any Membership Interest with respect to which such Member holds a proxy) approving such merger, consolidation, conversion, reorganization or similar transaction; or (iii) transfer and sell either all of his or its Membership Interest (and any Membership Interest with respect to which such Member holds a proxy) or, as applicable, a percentage of his or its Membership Interest (and any Membership Interest with respect to which such Member holds a proxy) that is equal to the Percentage Interest being transferred and sold in such transaction. Each Member shall execute such documents and take such further actions as may be reasonably required to consummate any of the foregoing transactions.

(c) Powers of Attorney. Each Member hereby irrevocably makes, constitutes and appoints the Manager as such Member’s true and lawful proxy and attorney in fact, with full power of substitution, to vote the Membership Interest then owned by such Member (to the extent such vote may be required), or to act by written consent with respect thereto, or to execute such agreements, instruments and documents, and make representations, warranties and covenants and incur indemnity obligations on such Member’s behalf and in such Member’s name as may be required to consummate the transactions related to an Accepted Offer. This proxy and power of attorney, being coupled with an interest, shall be irrevocable.

7. OPTION TO PARTICIPATE.

(a) Option. If during the term of this Agreement, the MPT Member desires to sell any of its Membership Interests to one or more third parties who are not then Members or Affiliates of the MPT Member (collectively, the “Third Party Purchaser”) pursuant to a bona fide offer from such Third Party Purchaser, all other Members (the “Minority Members”) shall have the right and option to participate in such sale (the “Tag-Along Sale”) for the same purchase price and other terms and conditions as agreed to by the MPT Member by selling to the Third Party Purchaser such portion of the Membership Interests of the Minority Members (the “Option Interests”) as is equal to the product of (i) the aggregate Percentage Interests of the Minority Members, and (ii) the aggregate Membership Interests to be purchased in the Tag-Along Sale by the Third Party Purchaser (the “Purchased Interests”). The MPT Member shall send notice of the Tag-Along Sale to the Minority Members (the “Tag-Along Notice”), not later than thirty (30) days prior to the proposed closing date of the Tag-Along Sale (the “Tag-Along Sale Date”), which notice shall identify the Tag-Along Sale Date, the Purchased Interests, the aggregate

Membership Interests proposed to be sold by the MPT Member in such Tag-Along Sale, the amount and type of consideration to be paid for the Purchased Interests, and all other relevant terms and conditions of the Tag-Along Sale.

(b) Exercise of Option. If the Minority Members elect to exercise the option provided in Section 7(a), they shall provide notice of such election (the “Election Notice”) to the MPT Member at least ten (10) days prior to the Tag-Along Sale Date. Any election of the Minority Members pursuant to this Section 7(b) shall not be effective unless made unanimously by the Minority Members and made with respect to all of the Option Interests. Upon delivery of the Election Notice to the MPT Member, (i) the MPT Member shall use commercially reasonable efforts to facilitate the sale of the Option Interests by the Minority Members to the Third Party Purchaser for the same purchase price and upon the same terms and conditions applicable to the sale of the Membership Interests of the MPT Member, and (ii) the MPT Member shall be entitled to sell to the Third Party Purchaser such portion of the Membership Interests owned by them as is equal to the sum of the Purchased Interests less the Option Interests. All terms and conditions of the Tag-Along Sale shall be as determined by the MPT Member and the Third Party Purchaser, and the Minority Members shall have no right to participate in or interfere with such determination. The Minority Members shall execute such documents in connection with the Tag-Along Sale as are executed by the MPT Member, shall bear their proportionate share of any costs and expenses of the Tag-Along Sale, shall grant and assume such indemnity obligations, if any, as incurred by the MPT Member in the Tag-Along Sale, and shall cooperate in the closing of the Tag-Along Sale.

8. PURCHASE OPTION.

(a) Option to Purchase Membership Interest. Upon the occurrence of a Call Event with respect to any Member other than the MPT Member (along with, as applicable, such Member’s representative, executor, trustee or custodian, an “Affected Member”), the Company (or its designee, which may include the MPT Member) (the “Purchaser”) shall have the right and option, but not the obligation, to purchase the Membership Interest of the Affected Member (the “Affected Interest”) at any time from and after the occurrence of the applicable Call Event for the purchase price determined pursuant to Section 8(b) below and upon the terms and conditions set forth in this Section 8. The Manager shall, in its sole and absolute discretion, determine whether and when to exercise the foregoing option for and on behalf of the Purchaser and, if the Manager determines to exercise such option, it shall deliver notice to that effect (an “Exercise Notice”) to the Affected Member no later than sixty (60) days after the MPT Member receives written notification of the occurrence of the Call Event. Upon the delivery and receipt of an Exercise Notice hereunder, the Purchaser shall be required to purchase and redeem from the Affected Member, and the Affected Member shall be obligated to sell to the Purchaser, the Affected Interest for the purchase price determined pursuant to Section 8(b) hereof and pursuant to the terms and conditions set forth in Section 8(d).

(b) Purchase Price. The purchase price payable by the Purchaser for the Affected Interest (the “Purchase Price”) shall be the balance of the Affected Member’s Capital Account as of the date of delivery of the applicable Exercise Notice, as adjusted through the Exercise Date in a manner reasonably determined by the Manager.

(c) Payment of Purchase Price. The Purchase Price payable for the Affected Interest shall be payable in full by immediately available funds at the closing of any purchase and sale of the Affected Interest pursuant to this Section 8.

(d) Closing of Purchase. The closing of any purchase and sale of the Affected Interest pursuant to this Section 8 shall take place at the offices of the Purchaser’s attorney at 10:00 a.m., Birmingham, Alabama time within thirty (30) days after the Manager’s delivery of an Exercise Notice to the applicable Affected Member.

9. CESSATION OF MEMBERSHIP. A Member has no power to cease being a Member of the Company by voluntary act. A Person shall cease to be a Member only upon the assignment of the entire Membership Interest of such Member in accordance with the terms of this Agreement and the admission of the assignee thereof as a Member.

10. DISSOLUTION OF THE COMPANY.

(a) Events Causing Dissolution. The Company shall be dissolved, and its affairs wound up, upon the occurrence of the first of the following events:

(i) the election by the Manager that the Company should be dissolved;

(ii) the cessation of membership of all Members of the Company, unless the holders of all Financial Rights agree in writing within ninety (90) days after the cessation of membership of the last Member, to continue the legal existence and business of the Company and to appoint one or more new Members;

(iii) when the Company is not the surviving entity in a merger or consolidation of the Company with one or more entities; or

(iv) upon the entry of a decree of judicial dissolution pursuant to the Act.

(b) Winding Up Of Business. The Manager shall have all power and authority which is necessary or appropriate in the winding up of the Company’s business and affairs. The Manager may preserve the Company business or property as a going concern for a reasonable time, prosecute and defend actions and proceedings, settle and close the Company’s business, dispose of and transfer property, discharge the Company’s liabilities, distribute the assets of the Company pursuant to the Act and provisions of this Agreement, file articles of dissolution pursuant to the Act, dispose of known claims against the Company under the procedure described in the Act, publish notice of dissolution pursuant to the procedures in the Act concerning unknown claims, and perform other necessary and appropriate acts.

(c) Liquidating Distributions. Notwithstanding anything to the contrary contained herein, the proceeds from the liquidation of the Company after payment of, or reserving for, all the Company’s liabilities and obligations shall be distributed to the Members in accordance with their positive Capital Accounts as of the date of distribution, after giving effect to all profits, losses, contributions, distributions and allocations for all periods. In the discretion of the Manager, assets of the Company may be distributed in-kind in connection with the dissolution and termination of the Company, in lieu of the sale thereof and distribution of the net proceeds, with each Member accepting proportionately in accordance with his, her or its Percentage Interest an undivided interest in the Company assets, subject to its liabilities, in satisfaction of his, her or its interest in the Company.

11. LIABILITY AND INDEMNIFICATION PROVISIONS.

(a) Company Debts and Obligations. Except as any Member may otherwise specifically agree in writing, no Member shall be liable under any judgment, decree or order of a court or in any other manner for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, or of any agent or employee of the Company.

(b) Limitation of Liability. A Defaulting Member shall be liable to each other Member and to the Company for any loss, damage or expense arising, directly or indirectly, as a result of the Defaulting Member’s act or omission which constitutes an Excluded Act. Except as provided in this subsection and to the extent that may otherwise be required by applicable law, no Member or former Member shall be liable, responsible or accountable in damages or otherwise to the Company, to any Members or former Members, for any act or omission made in good faith on behalf of the Company.

(c) Mandatory Indemnification. Except for any loss, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts paid, incurred or suffered as a result of any act or omission which constitutes an Excluded Act, the Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Member, Manager, former Member, former Manager and the partners, shareholders, controlling persons, officers, directors and employees of each Member, Manager, former Member and former Manager, and their respective successors in interest (each an “Indemnitee”) from and against any and all loss, claims, damages, liabilities, expenses, judgments, fines, settlements, and other amounts, including, without limitation, attorneys’ fees and paralegal charges, reasonably and actually incurred by an Indemnitee (an “Indemnity Expense”) in connection with any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which any Indemnitee is involved, as a party or otherwise, by reason of his or its management of, or involvement in the business and affairs of the Company, or the rendering of advice or consultation with respect thereto, or otherwise by reason of the fact that such Indemnitee is or was a Member, Manager or a partner, shareholder, controlling person, officer, director or employee of a Member or Manager (an “Indemnity Claim”).

(d) Entitlement to Indemnification. An Indemnitee shall be entitled to indemnification under Section 11(c) hereof if (i) it is determined in any action, suit or proceeding relating to the Indemnity Claim that the act or omission of the Indemnitee does not constitute an Excluded Act or (ii) the Manager determines that such indemnification is proper in the circumstances. To the extent that an Indemnitee has been successful on the merits or otherwise in defense of an Indemnity Claim, such Indemnitee shall be indemnified against all Indemnity Expenses in connection therewith, notwithstanding that such Indemnitee has not been successful on any other claim, issue or matter related to such Indemnity Claim.

(e) Permissive Indemnification. Pursuant to the Act, the Company is authorized to make any indemnification, other than and apart from that required under Section 11 (c) hereof, which is approved by the Manager.

(f) Interim Advances. Expenses (including, without limitation, attorneys’ fees) incurred by any Indemnitee in defending an Indemnity Claim, (regardless of whether any allegations against such Indemnitee include the commission of any Excluded Acts), may be paid by the Company in advance of the final disposition of such Indemnity Claim upon the Company’s receipt of an undertaking by such Indemnitee to repay such amount if and to the extent that it shall be ultimately determined that such Indemnitee is not entitled to be indemnified by the Company.

(g) Maintenance of Insurance. The Manager shall have the power to purchase and maintain, at the expense of the Company, insurance on behalf of any Person who is or was a Member, Manager or employee of the Company against any liability asserted against him or it and incurred by such party in any such capacity or arising out of such party’s status as such, whether or not the Company would have the power to indemnify such party against such liability under applicable law. When, and if, the Company obtains any such insurance, the Company shall not be required to maintain the same in effect, but the Company shall make reasonable efforts to notify the covered person in writing within five (5) business days after making any decision not to renew or replace such coverage. The maintenance of any such insurance shall not diminish the Company’s liability for indemnification under the provisions hereof. Any claim for reimbursement or indemnification hereunder shall not be denied by the Company on the basis that the same may or will be covered by any insurance maintained by the Company.

(h) Notification and Defense of Claims. Promptly after receipt of any notice concerning the commencement of an Indemnity Claim, if a claim in respect thereof is to be made against the Company, the Indemnitee shall give prompt notice thereof to the Manager, provided that failure to give such prompt notice shall not relieve the Company from any liability it may have to the Indemnitee hereunder, except to the extent that the Company is prejudiced in its defense of such Indemnity Claim as a result of such failure. The Company may assume the defense of any Indemnity Claim with counsel reasonably satisfactory to the Indemnitee and shall not be obligated to furnish separate counsel to the Indemnitee in any action in which the Company and the Indemnitee are joined unless the Indemnitee reasonably concludes that there may be a conflict of interest between the Indemnitee and the Company. After notice from the Company to the Indemnitee of its election to assume the defense of an Indemnity Claim, the Company shall not be liable for any Indemnity Expenses subsequently incurred, except in cases where separate representation is required. No settlement of any Indemnity Claim shall be made without the mutual approval of the Company and the Indemnitee, but neither of them shall unreasonably condition, delay or withhold their consent to any settlement which the other has proposed.

(i) Non-Exclusivity of Section. The indemnification authorized in and provided by this Section shall not be deemed exclusive of and shall be in addition to any other right to which any Person may be entitled under any statute, rule of law, provision of the Certificate, this Agreement, other agreement, vote or action of the Members, or otherwise.

(j) Release and Waiver of Subrogation. Each Member hereby releases and discharges the Company, each Manager and each other Member from any and all liability with respect to any and all loss, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts, including, without limitation, attorneys’ fees and paralegal charges to the extent that the same is compensated for by the net proceeds of any insurance maintained by the Company or by any of the Members. Each Member agrees to use its good-faith reasonable efforts to cause any policies of insurance maintained by it with respect to the Company to include a waiver of subrogation provision.

(k) Amendment to Indemnification Obligations. Any amendment, modification or repeal of this Section 11 or any provision hereof shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Company under this Section 11 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

12. MISCELLANEOUS PROVISIONS.

(a) Activities Outside the Company. A Member shall devote such time and effort to the Company business as may be reasonably necessary to discharge his or her duties under this Agreement. Nothing contained in this Agreement shall be construed (i) to constitute any Member as the general agent of any other Member, or (ii) to limit, in any manner, the Members and their respective Affiliates from carrying on or investing in any business or activity, including, without limitation, any enterprise which is competitive with or otherwise within the line of business of the Company and which the Company may be interested in pursuing and financially able to undertake (a “Business Opportunity”). Each Member specifically acknowledges and consents to the right of each other Member and his Affiliates to pursue any investment or participation in any Business Opportunity, without first being required to offer the same to the Company for its own benefit. Each Member hereby waives, releases and relinquishes any claim it may have against any other Member and against such Member’s Affiliates, under any “partnership opportunity” doctrine or other legal or equitable principle of law arising with respect to or is connection with the pursuit of any Business Opportunity by any other Member or his Affiliates.

(b) Enforcement of Agreement. The Members acknowledge and agree that interests in the Company cannot be readily purchased or sold and are of a unique and extraordinary nature. For that reason, among others, the Members and the Company will be irreparably damaged in the event that certain provisions of this Agreement are not specifically enforced. Should any dispute arise concerning the sale or disposition of any interest in the Company, or the determination of the value of any Company property, the provisions of this Agreement relating thereto shall be enforceable in a court of equity by a decree of specific performance, by a temporary or permanent injunction, or by any other legal or equitable remedy, without the necessity of showing actual damages or furnishing a bond or other security.

(c) Recovery of Expenses. In the event that any proceeding or action is brought to enforce any provision of this Agreement, or to resolve any dispute concerning the Company, the prevailing party shall be entitled, in addition to such other relief as he or it may obtain, to the payment of all costs and expenses incurred in connection therewith, including reasonable attorneys’ fees.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

(e) Jurisdiction and Venue. THE PARTIES HERETO CONSENT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. THE PARTIES HERETO AGREE THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. ANY NEWLY ADMITTED MEMBER EXPRESSLY ACKNOWLEDGES THAT THE STATE OF DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND SUCH MEMBER AGREES NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE MPT MEMBER OR THE COMPANY IN SAID COURTS. FURTHER, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 12(j) HEREOF SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

(f) Amendments. The Manager may amend this Agreement in any respect; provided, however, that any amendment that would adversely affect the Governance Rights of a Member under Section 3(f) hereof or the any of Financial Rights of a Member under this Agreement, or impose on any Member any obligation to make additional Capital Contributions to the Company, shall require the prior written consent of all Members.

(g) Headings. The headings of the Sections of this Agreement are inserted for convenience of reference only, shall not be construed as part of this Agreement, and shall in no way be construed as defining, limiting or affecting the scope or intent of the provisions of this Agreement.

(h) Due Authorization. Each person executing this Agreement on behalf of a Member represents and warrants that he or it is authorized to do so, that the execution and performance of this Agreement do not violate any agreement or restriction to which such Member is subject, and that this Agreement constitutes a legally binding obligation of such Member.

(i) Survival of Rights. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, executors, administrators, successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(j) Notice. Company statements, reports and income tax returns may be mailed to the Members by regular first-class mail. All other notices and communications under this Agreement shall be in writing, duly signed by the party giving the same, and shall be deemed to have been delivered:

(i) to a Member, when deposited in any United States postal facility, with sufficient postage affixed, for delivery by registered or certified mail, return receipt requested, and addressed as follows (or to such other address as a Member may specify by notice hereunder):

MPT MEMBER:	c/o Medical Properties Trust, Inc.
1000 Urban Center Drive, Suite 501
Birmingham, AL 35242
Attention: Legal Department
Facsimile: (205) 969-3756

to the Company or a Manager, when so deposited and addressed to the Company’s registered office; or

(ii) to any party, when actually received by hand delivery, by nationwide air courier, or by facsimile transmission.

(k) Severability of Provisions. The provisions of this Agreement shall be severable, and if any provision shall be invalid, void or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect.

(l) Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

(m) Waiver. No consent or waiver, expressed or implied, by a Member with respect to any breach or default by any other Member in the performance by such other Member of his or its obligations hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default in the performance by such other Member of the same or any other obligations of such other Member hereunder. Failure on the part of a Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of his or its rights hereunder. The giving of consent by a Member in any one instance shall not limit or waive the necessity of obtaining such Member’s consent in any future instance. Any consent required to be given hereunder shall be in writing unless otherwise provided herein.

(n) Counterpart and Facsimile Execution. This Agreement may be executed and delivered by facsimile and in counterparts, each of which when executed and delivered (including delivery by facsimile) shall be deemed an original, but all of which together shall be deemed one and the same agreement.

(o) Parties in Interest; No Third-Party Beneficiaries. Except as otherwise provided in this Agreement and the Option Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties to this Agreement. Except for the rights of HUMC set forth in the Option Agreement, neither this Agreement nor any other agreement contemplated in this Agreement shall be deemed to confer upon any person not a party to this Agreement any rights or remedies contained in this Agreement.

(p) Entire Agreement. This Agreement constitutes the entire understanding and agreement among the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, and there are no agreements, understandings, warranties or representations between the parties hereto other than those set forth herein.

(q) Construction. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Agreement and the general rules of construction which would construe any provisions of this Agreement in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Agreement as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Agreement are hereby expressly waived by all parties to this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Company and the Members have caused this Agreement to be executed and delivered as of the date first shown above.

COMPANY:

MPT OF HOBOKEN REAL ESTATE, LLC

BY:	MPT OF HOBOKEN HOSPITAL, LLC
ITS:	MANAGER

BY:	MPT OPERATING PARTNERSHIP, L.P.
ITS:	SOLE MEMBER

BY:	/s/ Emmett E. McLean
NAME:	Emmett E. McLean
ITS:	Executive Vice President and COO

MEMBERS:

MPT OF HOBOKEN HOSPITAL, LLC

BY:	MPT OPERATING PARTNERSHIP, L.P.
ITS:	SOLE MEMBER

BY:	/s/ Emmett E. McLean
NAME:	Emmett E. McLean
ITS:	Executive Vice President and COO

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